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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT


         AGREEMENT made as of the 1st day of January, l997, by and between Jack Forcelledo, residing at 9255 Doheny Road, Suite 2705, Los Angeles, CA 90069 (hereinafter referred to as the "Employee") and Rollerball International Inc., a Delaware corporation with principal offices located at 9255 Doheny Road, Suite 2705, Los Angeles, CA 90069 (hereinafter referred to as the "Company").


                              W I T N E S S E T H :


         WHEREAS, the Company is engaged in the manufacture and distribution of inline skates and accessories and related business enterprises; and

         WHEREAS, the Company employs and desires to continue the employment of the Employee for the purpose of securing to the Company the experience, ability and services of the Employee; and

         WHEREAS, the Employee desires to continue his present employment with the Company, pursuant to the terms and conditions herein set forth, superseding all prior agreements between the Company, its subsidiaries and/or predecessors and Employee;

         NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

                                    ARTICLE I

                                   EMPLOYMENT

         Subject to and upon the terms and conditions of this Agreement, the Company hereby employs and agrees to continue the employment of the Employee, and the Employee hereby accepts such continued employment in his capacity as President and Chief Executive Officer. In this capacity, Employee will report to the Board of Directors.

                                   ARTICLE II

                                     DUTIES

         (A) The Employee shall, during the term of his employment with the Company, perform such services and duties of an executive nature in connection with the business, affairs and operations of the Company, and its subsidiaries, as may be reasonably and in good faith assigned or delegated to him from time to time by or under the authority of the Board of Directors of the
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Company and consistent with the position of President and Chief Executive
Officer.

         (B) The Employee agrees to use his best efforts in the promotion and advancement of the Company and its welfare and business. Employee agrees to devote his primary professional time to the business of the Company as Employee deems reasonably necessary; provided, however, that the Company acknowledges that Employee shall be entitled to pursue unrelated personal business ventures that do not materially conflict with the performance of Employee's duties to the Company.

         (C) Employee shall be based in the West Hollywood, California area, and shall undertake such occasional travel, within or without the United States as is or may be reasonably necessary in the interests of the Company.

                                   ARTICLE III

                                  COMPENSATION

         (A) Commencing with the commencement date hereof, the Company shall pay to Employee a salary at the rate of $160,000 per annum for the first l2 months that this Agreement shall be in effect, $185,000 per annum for the second l2 month period, $210,000 per annum for the third 12 month period, and $235,000 per annum for the fourth l2 month period (payable in equal weekly installments or pursuant to such regular pay periods adopted by the Company) (the "Base Salary").

         (B) Employee shall be entitled to receive a bonus (the "Bonus") during each year of this Agreement, determined as follows:

                  The amount to be paid as a Bonus shall be determined as of each December 31 based upon the fiscal year end and shall be equal to 7% percent of the net profit of the Company as determined by the Company's independent auditors no later than 90 days following the end of the Company's fiscal year without giving effect to loss carryforwards or non-cash items and giving effect to and including revenues received by the Company during the fiscal year and which revenues may have otherwise been excluded in computing net profit by reason of any revenue recognition rules otherwise utilized in the application of generally accepted accounting principles (the "Net Profit") plus 10% of the Net Profits over the minimum profit amount (the "Minimum Profit Amount"); the Company achieves the following Minimum Profit Amount. The Minimum Profit amount is:

         Fiscal Year                   Amount
            1997                             0
            1998                       750,000


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
         Fiscal Year                   Amount
            1999                     1,650,000
            2000                     2,400,000

In the event the Net Profit of the Company, as determined for fiscal years 1998, 1999 and 2000 is less than the Minimum Profit Amount for such years, no bonus shall be paid by the Company to the Employee pursuant to this subparagraph (B). Such determination, for Bonus purposes only, shall be made in accordance with generally accepted accounting principles, as modified by these resolutions.

         (C) Employee may receive such other additional compensation as may be determined from time to time by the Board of Directors. Nothing herein shall be deemed or construed to require the Board to award any bonus or additional compensation.

         (D) The Company shall deduct from Employee's compensation all federal, state and local taxes which it may now or may hereafter be required to deduct.

                                   ARTICLE IV

                                    BENEFITS

         (A) During the term hereof, (i) the Company shall provide Employee with Blue Cross/Blue Shield or equivalent health insurance benefits and major medical insurance; (ii) Employee shall be reimbursed by the Company upon presentation of appropriate vouchers for all business expenses incurred by the Employee on behalf of the Company; (iii) the Company shall provide the Employee with an automobile suitable for his position and reimburse reasonable automobile expenses including repairs, maintenance, gasoline charges, mobile phone etc.

         (B) In the event the Company wishes to obtain Key Man life insurance on the life of Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

         (C) The Company will obtain and maintain during the full term hereof and at its sole cost and expense a policy of life insurance on the life of Employee in the face amount of $500,000 payable to a beneficiary named and designated by Employee. Upon the conclusion of this Agreement, all right, title and interest in the policy shall be transferred to the Employee, and the Employee shall be responsible for any premiums due after such transfer.

         (D) For each year of the term hereof, Employee shall be entitled to four weeks paid vacation.


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                                    ARTICLE V

                                 NON-DISCLOSURE

         The Employee shall not, at any time during or after the termination of his employment hereunder except when acting on behalf of and with the authorization of the Company, make use of or disclose to any person, corporation, or other entity, for any purpose whatsoever, any trade secret or other confidential information concerning the Company's business, finances, methods, operations, marketing information, research and development, customers, pricing and information relating to proposed expansion of the Company or the Company's business plans (collectively referred to as the "Proprietary Information"). For the purposes of this Agreement, trade secrets and confidential information shall mean information disclosed to the Employee or known by him as a consequence of his employment by the Company, whether or not pursuant to this Agreement, and not generally known in the industry, concerning the business, finances, methods, operations, marketing information, research and development, customers, pricing and information relating to proposed expansion of the Company or the Company's business plans. The Employee acknowledges that trade secrets and other items of confidential information, as they may exist from time to time, are valuable and unique assets of the Company, and that disclosure of any such information would cause substantial injury to the Company.

                                   ARTICLE VI

                              RESTRICTIVE COVENANT

         (A) In the event of the voluntary termination of employment with the Company or Employee's discharge in accordance with Article IX paragraph (C), Employee agrees that he will not, for a period of one year following such termination, directly or indirectly enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in the manufacture, development and/or distribution of inline skates and related accessories in the same geographical areas of operation of the Company; or solicit any employee of the Company to leave the employ of the Company or accept employment with another person or entity.

         (B) If any court or tribunal shall hold that the duration of non-competition or any other restriction contained in this paragraph is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or in the alternative such judicially substituted term may be substituted therefor.


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                                   ARTICLE VII

                                      TERM

         This Agreement shall be for a term commencing on the date first set forth above and terminating December 31, 2000, unless sooner terminated pursuant to the terms hereof, and renewable as provided for herein, for one additional period of one year. The Company agrees to notify Employee in writing of its intent to negotiate an extension of this Agreement six months prior to the expiration of the original term hereof. If the Company fails to so notify Employee, or after having timely notified Employee of its intention to extend, fails to reach agreement with Employee on the terms of such extension, this Agreement shall be renewable, at the option of the Employee, for one additional period of one year from the date on which this Agreement would have expired without such renewal (the "Renewal Term"), except (i) Employee's base salary shall be increased l0% above the prior year, and (ii) Employee shall be entitled to stock options equivalent to one-fourth of the options granted pursuant to
Article X hereof, on comparable terms and conditions. If the Company elects not to seek to negotiate an extension and has so timely notified Employee, then the Company shall pay Employee, upon the expiration of the original term of this Agreement, or the Renewal Term, whichever is applicable, a severance benefit equal to Employee's annual Base Salary and Bonus for the year immediately preceding the termination of this Agreement, payable in twelve equal monthly installments commencing on the termination date of this Agreement.

                                  ARTICLE VIII

                             DISABILITY DURING TERM

         In the event that the Employee becomes totally disabled so that he is unable or prevented from performing substantially all of his usual duties hereunder for a period of four (4) consecutive months, and the Company elects to terminate Employee under Article IX(B) then, and in that event, the Company shall continue to compensate Employee and Employee shall receive his Base Salary as provided under Article III of this Agreement for a period of twelve (l2) months commencing from the date of such termination. The obligation of the Company to make the aforesaid payments shall be modified and reduced and the Company shall receive a credit for all disability insurance payments which Employee may receive or to which he may become entitled.

                                   ARTICLE IX

                                   TERMINATION

         The Company may terminate this Agreement:


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         (A) Upon the death of Employee during the term hereof, except that the
Employee's legal representatives, successors, assigns and heirs shall have those rights and interests as otherwise provided in this Agreement, including the right to receive accrued but unpaid Bonus compensation, if any.

         (B) Subject to the terms of Article VIII herein, upon written notice from the Company to the Employee, if Employee becomes totally disabled and as a result of such total disability, has been prevented from and unable to perform all of his duties hereunder for a consecutive period of four (4) months.

         (C) Upon written notice from the Company to Employee, if Employee is convicted of a felony, or has directly derived personal monetary gain from actual fraud committed by Employee against the Company. Upon termination under this subparagraph C, Employee shall not be entitled to any bonus, in whole or in part, which may have accrued for the fiscal year in which the termination is effective.

                                    ARTICLE X

                                  STOCK OPTIONS

         As an inducement to Employee to enter into this Agreement the Company hereby grants to Employee options to purchase shares of the Company's Common Stock, $.00l par value, upon and subject to the following conditions:

         (a) Subject to the terms and conditions of the Company's l994 Employee Stock Option Plan (the "Plan"), a copy of which Employee acknowledges having been received, and the terms and conditions set forth in the Stock Option Certificate which are incorporated herein by reference, the Employee is hereby granted options to purchase 300,000 shares of the Company's Common Stock of which options to purchase 75,000 shares shall be vested as of the date hereof, and the remaining options to purchase 225,000 shares shall be vested on the 1st, 2nd and 3rd anniversaries hereof in equal increments of 75,000 options. The option shall contain such other terms and conditions as set forth in the stock option agreement. The exercise price of the options shall be equal to the initial public offering price of the Company's Common Stock. The foregoing options are not qualified as incentive stock options.

         (B) The Options provided for herein are not transferable by Employee, except to members of Employee's immediate family or a trust for the benefit of Employee's estate or beneficiaries thereof, and shall be exercised only by Employee, or by his legal representative or executor, as provided in the Plan.


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                                   ARTICLE XI

                           EXTRAORDINARY TRANSACTIONS


         The Company's Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Employee, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company. A "Change in Control" of the Company shall be deemed to have occurred if there shall be consummated (i)(x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approved any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and l3(d)(2) of the Securities Exchange Act of l934, as amended (the "Exchange Act"), who is not a beneficial owner (within the meaning of Rule l3d-3 under the Exchange Act) of 20% or more of the Company's outstanding Common Stock on the date hereof, shall become the beneficial owner (within the meaning of Rule l3d-3 under the Exchange Act) of 20% or more of the Company's outstanding Common Stock, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. A Change of Control shall not include any sale of securities in the Company's initial public offering, the conversion of outstanding convertible securities and the exercise of any right to designate a director arising under the underwriting agreement executed in connection with the Company's initial public offering or the expansion of the Board of Directors with the consent of employee.


         The Company agrees that, if during the term hereof, or during such time as the Employee is otherwise employed by the Company, a Change in Control shall occur, all options to purchase Common Stock of the Company held by Employee, either pursuant to this Agreement or otherwise, shall immediately vest and become exercisable on the first day following a Change in Control. Further, the options shall be deemed amended to provide that in the event of termination of Employee after an event enumerated in this Article XI, the options shall remain exercisable for the duration of their term; and


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further, at the Employee's option, an amount equal to three times the aggregate annual compensation paid to the Employee during the calendar year preceding the Change in Control shall be credited against the exercise price of any options held by Employee at the time Employee elects to exercise such options, with the balance paid directly to the Employee; provided, however, that if the lump sum severance payment under this Article XI, either alone or together with other payments which the Employee has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), such credit shall be reduced to the largest amount as will result in no portion of the credit under this Article XI being subject to the excise tax imposed by Section 4999 of the Code.



                                   ARTICLE XII

                         TERMINATION OF PRIOR AGREEMENTS

         This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written, without prejudice to Employee's right to all accrued compensation prior to the effective date of this Agreement; and upon the consummation of the Company's initial public offering, the royalty agreement between the Company and the Employee shall be deemed terminated.

                                  ARTICLE XIII

                                   ARBITRATION

         Any dispute arising out of the interpretation, application and/or performance of this Agreement with the sole exception of any claim, breach or violation arising under Articles V or VI hereof shall be settled through final and binding arbitration before a single arbitrator in the city of West Hollywood, the State of New York in accordance with the rules of the American Arbitration Association. The arbitrator shall be selected by the Association and shall be an attorney at law experienced in the field of corporate law. Any judgment upon any arbitration award may be entered in any court, federal or state, having competent jurisdiction of the parties.

                                   ARTICLE XIV

                                  SEVERABILITY

         If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or


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unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                                   ARTICLE XV

                                     NOTICE

         All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

     IF TO THE COMPANY:    Rollerball International Inc.
                           9255 Doheny Road, Suite 2705
                           Los Angeles, CA 90069

     IF TO THE EMPLOYEE:   Mr. Jack Forcelledo
                           Rollerball International Inc.
                           9255 Doheny Road, Suite 2705
                           Los Angeles, CA 90069

or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. Any such written notice shall be effective upon receipt, but not later than four (4) days after the deposit with the U.S. Postal Service.

                                  ARTICLE XVI

                                     BENEFIT

         This Agreement shall inure to, and shall be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.


                                  ARTICLE XVII

                                     WAIVER

         The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.


                                  ARTICLE XVIII

                                  GOVERNING LAW

         This Agreement has been negotiated and executed in the State of California, and California law shall govern its construction and validity.


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                                   ARTICLE XIX

                                  JURISDICTION

         Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of California and Employee hereby consents to the jurisdiction of any local, state or federal court located within the State of California.


                                   ARTICLE XX

                                ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the parties hereto. No change, addition or amendment shall be made hereto, except by written agreement signed by the parties hereto.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

(Corporate Seal)                    Rollerball International Inc.



                                    By_________________________
                                       Chairman - Compensation
                                               Committee


                                    _______________________________
                                             (Employee)


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